EXHIBIT 10.1

PRIVILEGED AND

CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of March 15, 2003 between Metro-Goldwyn-Mayer Inc., a Delaware corporation (the “Company” or “MGM”) and Daniel J. Taylor (“Executive”).

The parties agree as follows:

1.    Employment and Title. The employment agreement dated as of August 1, 1997 between Metro-Goldwyn-Mayer Inc. (now known as Metro-Goldwyn-Mayer Studios Inc.) and Executive (the “Original Agreement”) and the amendments thereto dated as of June 15, 1998 and as of November 1, 2000 (herein collectively called the “Employment Agreement”) are hereby superseded, effective as of March 15, 2003 (the “Effective Date”), and the provisions thereof shall be of no further force or effect, except as stated in Paragraph 7(c) below. As of the Effective Date, the Company will continue to employ Executive as Senior Executive Vice President and Chief Financial Officer of the Company and Executive accepts continued employment to serve in such capacity, all upon the terms and conditions set forth in this Agreement, including the powers and authority set forth in Paragraph 2 below.

2.    Powers and Authority.

a)    Subject to the direction of the Chairman and Chief Executive Officer (the “CEO”) and the Vice Chairman and Chief Operating Officer (the “COO”) of the Company, Executive shall have such duties and responsibilities as may be assigned to Executive by the CEO or the COO, which duties and responsibilities shall include responsibility for, and authority over, all financial matters of the Company, including (but not limited to) finance, accounting, information systems, tax and business planning functions as well as worldwide post-theatrical distribution services.

b)    Executive’s services shall be exclusive to the Company and its subsidiaries. Executive shall devote Executive’s best efforts and Executive’s full business time (except as provided in the following sentence) to the services to be performed hereunder. Executive may (i) serve on the boards of directors (including committees) of, but in no other capacity for, other companies and non-profit organizations and (ii) manage, and make new investments of, Executive’s personal assets in other companies; so long as such activities do not materially interfere with Executive’s duties hereunder and (other than investments not to exceed one percent (1%) of the total outstanding in publicly traded securities) such companies do not directly compete with the Company.

c)    Executive agrees to comply with the Company’s policies and procedures (including, without limitation, the Company’s Code of Conduct and Conflict of Interest Policy) as in effect from time to time (and which are not inconsistent with this Agreement) to the extent that such policies are furnished to Executive in writing.

3.    Location. The location of Executive’s principal place of employment shall be in the Company’s principal executive offices in the greater Los Angeles, California area; provided, however, that Executive shall perform such occasional services outside of Los Angeles as are, in the reasonable determination of the Executive, the CEO or the COO, reasonably required for the proper performance of Executive’s duties under this Agreement.

4.    Reporting. Executive shall report jointly to the CEO and COO.

5.    Availability. Each party represents and warrants to the other that he or it has the full power and authority to enter into and perform his or its obligations under this Agreement and that his or its execution of and performance under this Agreement shall not constitute a default under or breach of the terms of any other agreement or order of any court or governmental authority to which he or it is a party or under which he or it is bound. Each party shall defend and hold harmless the other for any and all claims, demands, losses or damages (including reasonable attorneys’ fees) arising from any action against any such party due to a breach of any representation and warranty contained in this paragraph or based upon any allegations of interference with contractual obligations or the like relating to the negotiation or execution of this Agreement.

6.    Term. Subject to the provisions for earlier termination set forth in Paragraph 11, the term of Executive’s employment hereunder shall commence on the Effective Date and continue through June 14, 2006 (the “Initial Term”). The Company shall have an option (the “Option”), exercisable in writing on or before December 15, 2005, to extend the term of this Agreement for an additional two (2) year period commencing on June 15, 2006, and ending June 14, 2008 (the “Option Term”). The Initial Term and the Option Term, if any, are herein called the “Term.” Neither the Company nor Executive will have any obligation to renew or extend this Agreement beyond the Term.

7.    Compensation.

a)    Salary. In full consideration for the services to be rendered by Executive, and in full discharge of the Company’s salary obligations, Company shall pay to Executive and Executive shall accept an annualized base salary (less tax withholdings required by law and other voluntary deductions authorized by Executive), payable bi-weekly in arrears commencing on the first regular bi-weekly payment date, as follows:

i)	at the rate of $900,000 per annum for the period commencing March 15, 2003 and ending March 14, 2004;

ii)	at the rate of $950,000 per annum for the period commencing March 15, 2004 and ending March 14, 2005;

iii)	at a rate to be determined pursuant to a review on or about March 15, 2005 (but in no event less than the salary then received) for the period commencing March 15, 2005 and ending either (A) March 14, 2006 if the Option shall have been exercised or (B) June 14, 2006 if the Option shall not have been exercised;

iv)	at a rate that represents a ten percent (10%) increase over the amount received under Paragraph 7 a) iii) above for the period commencing March 15, 2006 and ending March 14, 2007, if the Option shall have been exercised; and

v)	at a rate to be determined pursuant to a review on or about March 15, 2007 (but in no event less than the salary then received) for the remainder of the Option Term.

b)    Bonus. So long as Executive is rendering services hereunder, Executive will be an eligible participant in the Metro-Goldwyn-Mayer Inc. Amended and Restated 2000 Employee Incentive Plan (the “Incentive Plan”) in accordance with the terms thereof. Executive’s participation therein shall be at a level commensurate with his position and title. Nothing contained herein shall obligate the Company to continue the Incentive Plan or to provide for any other plans.

c)    Other Benefits, Business Expenses, Insurance, Employee Benefit Plans. Executive shall continue to be entitled to benefits as described in subparagraphs (b), (c), (d) and (e) of Paragraph 7 of the Original Agreement, as the same may have been amended.

8.    Compensation in the Event of Termination.

a)    If the Agreement is terminated under Paragraph 11(a), Executive or his estate shall receive the compensation provided in Paragraph 7(a) prorated to the date of termination, and all amounts accrued under benefit plans in which Executive is a participant as of such termination date.

b)    If the Agreement is terminated under Paragraph 11(b), Executive shall receive the same compensation and benefits set forth in Paragraph 8(a), except that the benefits provided in Paragraph 7(d) of the Original Agreement shall continue for what would be the remainder of the Initial Term or the Option Term, if any, as the case may be, but for such termination (the “Remaining Period”) in accordance with the terms of each respective policy or plan (provided, however, that if prior to the expiration of the Remaining Period, Executive receives any of the types of benefits specified in Paragraph 7(d) of the Original Agreement from a subsequent employer, the Company shall immediately cease to provide such types of benefits received from the subsequent employer).

c)    If the Agreement is terminated under Paragraph 11(c) or 11(e) below, or expires pursuant to its terms, Executive shall have no duty to mitigate damages and shall receive: (i) the compensation provided in Paragraph 7(a) through the Remaining Period, payable as provided in Paragraph 7(a) so long as Executive does not breach Paragraph 13 hereof, which shall survive the termination of this Agreement, subject to the Company’s right to offset against such compensation any amounts earned by Executive through other employment (other than self-employment) prior to the expiration of the Remaining Period; and (ii) the benefits provided in Paragraph 7(d) of the Original Agreement (other than disability insurance) for the Remaining Period in accordance with the terms of each respective policy or plan (provided, however, that if prior to the expiration of the Remaining Period, Executive receives any of the types of benefits specified in Paragraph 7(d) of the Original Agreement from a subsequent employer, the Company shall immediately cease to provide such types of benefits received from the subsequent employer);

d)    If the Agreement is terminated under Paragraph 11(d), Executive shall not be entitled to receive any payment or benefits following the date of termination, except as may be accrued or vested to the date of termination.

9.    Stock Options.

a)    MGM presently maintains the Amended and Restated 1996 Stock Incentive Plan (the “Plan”), pursuant to which Executive has been granted options to purchase an aggregate of 1,000,000 shares of MGM common stock, $.01 par value per share (the “Common Stock”), which options are governed by the terms and conditions of the stock option agreements previously entered into between Executive and MGM (the “Stock Option Agreements”) dated (i) as of November 6, 1997 (as amended as of August 3, 1998 and November 30, 1998) with respect to 179,168 stock options; (ii) as of January 31, 2000 with respect to 20,832 stock options (the “January 2000 Options”); (iii) as of November 1, 2000 with respect to 550,000 stock options (the “November 2000 Options”); and (iv) as of August 28, 2002 with respect to 250,000 stock options.

b)    As of the Effective Date, and in consideration of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive hereby agrees to the cancellation of 20,832 January 2000 Options and 229,168 November 2000 Options (for an aggregate of 250,000 cancelled options), all of which shall be deemed terminated and of no further force or effect. Executive acknowledges that following such cancellation and termination, Executive will hold an aggregate of 750,000 stock options, of which 179,168 are at an exercise price of $14.90 per share, 320,832 are at an exercise price of $19.19 per share and 250,000 are at an exercise price of $11.35 per share, all subject to the terms and conditions (including the vesting schedule) set forth in the Stock Option Agreements under which such stock options were granted.

c)    Executive acknowledges and agrees that, by reason of such cancellation and termination, Executive releases all right, title and interest Executive may have held, whether pursuant to the Plan, the Stock Option Agreements, the Employment Agreement or otherwise, to acquire the shares of the Common Stock that are subject to such cancelled options. Executive hereby represents that he is the sole owner of the options relinquished hereby and that he has not sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner any of such options or any right thereto or interest therein.

10.    Property Rights.

a)    Executive agrees that all results and proceeds of his services, including any ideas, programs, formats, plans and arrangements, composed, conceived or created by him during the period of this employment, solely or in collaboration with others (collectively, the “Creations’), whether or not same is made at the request or suggestion of the Company, or during or outside regular hours of work, shall at all times be and remain the sole and exclusive property of the Company. Executive further agrees that he will, at the request of the Company, execute and deliver to the Company, in form satisfactory to the Company, documents evidencing the Company’s ownership to the foregoing; but notwithstanding that no such documents are executed, the Company, as Executive’s employer, shall be deemed the owner thereof immediately upon creation. Anything in this Agreement to the contrary notwithstanding, the provisions of this paragraph shall survive the termination, for any reason, of this Agreement.

b)    Notwithstanding Paragraph 10(a) above, the Company shall not own any Creations created by Executive prior to the Term or solely during Executive’s leisure hours during the Term, which Creations are not related in any manner to, or derived in any manner from, any projects, concepts and/or intellectual property of any nature of the Company or any of its affiliates. Notwithstanding the foregoing, Executive agrees to submit to the Company any such Creation which Executive desires to commercially exploit, and the Company will notify Executive within ten (10) business days of receipt if the Company desires to start negotiations for rights thereto. If no agreement is reached within thirty (30) days after the start of negotiations, then Executive will make an offer to the Company for such rights and if the Company does not accept, Executive may negotiate elsewhere the rights so offered.

11.    Termination. Executive’s employment shall terminate:

a)    Upon the death of Executive.

b)    At the option of the Company, if Executive is disabled. Disability shall mean Executive’s inability to substantially perform his duties hereunder due to a medically determinable physical or mental impairment that can reasonably be expected to result in death within twelve (12) months or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

c)    After ten (10) days’ written notice by the Company to Executive without “Cause”.

d)    Upon written notice by the Company to Executive for “Cause” which shall include only:

i)	the failure of Executive to substantially perform his duties with the Company or any subsidiary of the Company (other than any such failure resulting from illness, temporary absence, legal incapacity due to mental or physical condition or disability);

ii)	Executive’s failure to follow reasonable and lawful directives (consistent with the terms of this Agreement) of the CEO, the COO, MGM’s or the Company’s Board of Directors or MGM’s Executive Committee;

iii)	the engaging by Executive in willful, reckless or grossly negligent misconduct in connection with his employment;

iv)	Executive’s conviction (including a plea of guilty or nolo contendere) of an offense involving moral turpitude or a felony, excluding a first conviction for driving under the influence of alcohol;

v)	breach by Executive of this Agreement and failure to cure such breach within ten (10) days of delivery of a written notice to Executive by the Company that specifically identifies the breach; or

vi)	failure of Executive to materially operate within the expense parameters of the business plan approved by the Executive Committee or the Board of Directors of MGM, unless such deviation has been approved in writing by the CEO or COO.

e)    Upon thirty (30) days’ written notice by Executive to the Company for “Good Reason” which shall include only:

i)	a substantial and adverse change in Executive’s status or position with the Company as the same existed on the commencement of the Term hereof which is not cured within thirty (30) days after written notice thereof to the Company from Executive;

ii)	a reduction (other than for Cause) by the Company of Executive’s aggregate compensation under Paragraph 7(a) above, unless such reduction is reinstated retroactively not later than thirty (30) days after written notice thereof to the Company from Executive;

iii)	a relocation of Executive’s principal place of employment to any place outside the greater Los Angeles area, except for reasonable amounts of required travel by the Executive on the Company’s business; or

iv)	any material breach by the Company of any provision of this Agreement which is not cured within ten (10) days after written notice thereof to the Company from Executive;

f)    at the expiration of the Term.

12.    Consulting Services. For a one year period following termination for any reason (other than pursuant to Paragraph 11(a) of this Agreement), Executive shall make himself available to the Company on a non-exclusive basis consistent with his other responsibilities to consult with the Company concerning transitional matters. Executive shall be entitled to compensation at the rate of $400 per hour for such services plus reimbursement of his reasonable and documented expenses incurred in connection therewith.

13.    Confidential Material.

a)    Disclosure. Executive acknowledges that, in the performance of duties on behalf of the Company, Executive shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed by, the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to Executive in confidence. Except in the performance of Executive’s duties on behalf of the Company or as required by law, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Executive’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Executive prepares, uses, or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material not previously delivered to the Company that may be or at any previous time has been in Executive’s possession or under Executive’s control; provided, however, Executive may keep Executive’s rolodex or other personal list of addresses and telephone numbers.

b)    Unfair Competition. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by Executive by any means whatsoever at any time before, during or after Executive’s employment with the Company shall constitute “Unfair Competition”. Executive agrees that Executive shall not engage in Unfair Competition either during the time Executive is employed by the Company or at any time thereafter.

c)    Other. In the event of the termination of Executive’s employment for any reason, Executive shall not for the longer of the period during which Executive is receiving payments pursuant to Paragraph 8 or one (1) year following termination:

i)	directly or indirectly, either alone or jointly with or on behalf of any corporation or entity of which Executive is a director, employee or greater than five percent (5%) shareholder solicit for employment any employee of the Company or, any of its affiliates or subsidiaries other than Executive’s secretary or personal assistant; or

ii)	make any derogatory public statement concerning the Company, its parent, affiliates or subsidiaries, or Executive’s employment unless previously approved by the Company, except as may be required by law.

14.    Miscellaneous.

a)    Arbitration.

i)	Any and all disputes between Executive and the Company, however significant, arising out of, relating in any way to or in connection with this Agreement and/or Executive’s employment with or termination of employment from the Company (including the validity, scope and enforceability of this arbitration clause but excluding, at the election of either party, any dispute arising under Paragraph 13 hereof) shall be solely settled by an arbitration to be held in Los Angeles, California and conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association or any similar successor body as are not inconsistent with the provisions of this Paragraph 14(a).

ii)	Any arbitration hereunder shall be held before a single experienced employment arbitrator licensed to practice law in California mutually agreed to by the parties thereto, except that, if the parties shall fail to agree to such an arbitrator within twenty (20) days from the date on which the claimant’s request for arbitration is delivered to the other party to the arbitration, such arbitration shall be held before an experienced employment arbitrator appointed by the American Arbitration Association. The Company is responsible for the fees and costs of the arbitrator.

iii)	Discovery may be taken in the arbitration proceedings pursuant to the provisions of California Code of Civil Procedure Section 1283.05, which are incorporated herein by reference and made applicable to any arbitration held pursuant to this Paragraph 14 (a).

iv)	The award of the arbitrator shall be made within ninety (90) days from the date on which the arbitrator is selected and such award shall be in writing. The award of the arbitrator shall be final, and the parties agree to waive their right to any form of appeal, to the greatest extent allowed by law. Each party shall pay its own attorneys’ fees and costs. If any party prevails on a statutory claim which affords attorneys’ fees and costs, the arbitrator may award reasonable

attorneys’	fees and/or costs to the prevailing party. Judgment upon any award of the arbitrator may be entered in any court having jurisdiction or application may be made to such court for the judicial acceptance of the award and for order of enforcement.

b)    Applicable Law and Venue. This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of California without regard for any rules of conflicts of law. Arbitration shall be the sole forum for any action for relief arising out of or pursuant to, or to enforce or interpret, this Agreement. The arbitrator appointed as described above shall be located in Los Angeles, California. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

c)    Interpretation. The provisions of this Agreement were negotiated by each of the parties hereto and this Agreement shall be deemed to have been drafted by each party.

d)    Representations of the Company. The Company represents and warrants that this Agreement is validly binding on the Company and enforceable in accordance with its terms and that the execution and performance hereof is not in conflict with any agreement or understanding the Company has with any third party; provided however, that notwithstanding the foregoing or any other provision of this Agreement, to the extent the Company has any outstanding obligations which may be inconsistent with its representations or obligations contained in this Agreement, the Company shall not be in breach of this Agreement if such inconsistencies are resolved not later than ninety (90) days following the Effective Date.

e)    No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

f)    Notices. Any notice to be given under the terms of this Agreement shall be in writing and may be delivered personally, by telecopy, telex or other form of written electronic transmission, by overnight courier or by registered or certified mail, postage prepaid, and shall be addressed as follows:

TO THE COMPANY:

Metro-Goldwyn-Mayer Inc.

2500 Broadway Street

Santa Monica, California 90404-3061

Attention: William A. Jones

Senior Executive Vice President

TO THE EXECUTIVE:

Daniel J. Taylor

Metro-Goldwyn-Mayer Inc.

2500 Broadway Street

Santa Monica, California 90404-3061

WITH A COPY TO:

Mr. Daniel J. Taylor

116 30th Street

Manhattan Beach, California 90266

Either party may hereafter notify the other in writing of any change in address. Any notice hereunder shall be deemed duly given when received by the person to whom it was sent.

g)    Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.

h)    Successors and Assigns. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their successors, heirs and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.

i)    Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

j)    Survival. The provisions of Paragraphs 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall survive the Term, it being understood that the foregoing shall not limit Executive’s rights with respect to amounts due him and unpaid at the expiration of the Term.

k)    Confidentiality and Publicity. This Agreement shall remain confidential and the terms shall not be divulged to any person (other than Executive’s professional advisors and family) except to the extent required by law or legal process.

l)    Attorneys. Each party may be represented by counsel of its choice even though such counsel may have represented the other party in matters related to the business of the Company, and each party agrees to execute an appropriate waiver to effectuate this clause.

m)    Non-Involvement of Tracinda. The parties acknowledge that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement or any agreement provided for herein. Accordingly, the parties hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement or any agreement provided for herein, or (ii) any party has any claim arising from or relating to any such agreement, no party, nor any party claiming through such party shall commence any proceedings or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

METRO-GOLDWYN-MAYER STUDIOS INC.

BY: /s/ William A. Jones

ITS: Senior Executive Vice President

METRO-GOLDWYN-MAYER INC.

BY: /s/ William A. Jones

ITS: Senior Executive Vice President

/s/ Daniel J. Taylor

DANIEL J. TAYLOR